As filed with the Securities and Exchange Commission on December 17, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 033-61337

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-62799

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-62871

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-62873

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-98379

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-127018

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-167698

UNDER THE SECURITIES ACT OF 1933

Berry Petroleum Company, LLC

(successor in interest to Berry Petroleum Company)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0079387
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1999 Broadway, Suite 3700 Denver, Colorado (303) 999-4400	80202
(Address of Principal Executive Offices)	(Zip Code)

Candice J. Wells

600 Travis, Suite 5100

Houston, Texas 77002

(Name and Address of Agent For Service)

(281) 840-4000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by Berry Petroleum Company, a Delaware corporation (“Berry”), with the Securities and Exchange Commission:

•	Registration Statement No. 033-61337, filed on July 27, 1995, registering 1,000,000 shares of Class A common stock, par value $0.01 per share (the “Common Stock”), of Berry under the Berry Petroleum Company 1994 Stock Option Plan.

•	Registration Statement No. 333-62799, filed on September 3, 1998, registering 250,000 shares of Common Stock under the Berry Petroleum Company Non-Employee Director Deferred Stock and Compensation Plan.

•	Registration Statement No. 333-62873, filed on September 4, 1998, registering 1,000,000 shares of Common Stock under the Berry Petroleum Company Restated and Amended 1994 Stock Option Plan.

•	Registration Statement No. 333-62871, filed on September 4, 1998, registering 50,000 shares of Common Stock under the Berry Petroleum Company Thrift Plan.

•	Registration Statement No. 333-98379, filed on August 20, 2002, registering 1,000,000 shares of Common Stock under the Berry Petroleum Company Restated and Amended 1994 Stock Option Plan.

•	Registration Statement No. 333-127018, filed on July 29, 2005, registering 1,450,000 shares of Common Stock under the Berry Petroleum Company 2005 Equity Incentive Plan.

•	Registration Statement No. 333-167698, filed on June 23, 2010, registering 1,000,000 shares of Common Stock under the Berry Petroleum Company 2010 Equity Incentive Plan.

On December 16, 2013, the stockholders of Berry approved the Agreement and Plan of Merger, dated as of February 20, 2013, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of November 3, 2013, and Amendment No. 2 to Agreement and Plan of Merger, dated as of November 13, 2013 (as amended, the “Merger Agreement”), by and among (i) Berry, (ii) Bacchus HoldCo, Inc., a Delaware corporation, (iii) Bacchus Merger Sub, Inc., a Delaware corporation, (iv) LinnCo, LLC, a Delaware limited liability company (“LinnCo”), (v) Linn Acquisition Company, LLC, a Delaware limited liability company, and (vi) Linn Energy, LLC, a Delaware limited liability company (“LINN”). Pursuant to the terms of the Merger Agreement, Berry was acquired by LinnCo through a stock-for-stock merger and subsequently contributed to LINN in exchange for newly issued LINN units pursuant to the contribution agreement dated February 20, 2013, as amended by Amendment No. 1 to Contribution Agreement, dated as of November 3, 2013, by and between LinnCo and LINN (the “Contribution Agreement”). Following completion of the transactions contemplated by the Merger Agreement and Contribution Agreement, Berry became an indirect wholly owned subsidiary of LINN. Each outstanding share of Berry common stock has been converted into the right to receive 1.68 LinnCo common shares.

As a result of the completion of the transactions contemplated by the Merger Agreement and Contribution Agreement, Berry has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by Berry in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Berry hereby removes from registration all of such securities of Berry registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas on December 17, 2013.

BERRY PETROLEUM COMPANY, LLC
(successor in interest to Berry Petroleum Company)

By:	LINN ACQUISITION COMPANY, LLC, its sole member

By:	/s/ Mark E. Ellis
Name:	Mark E. Ellis
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed below by the following persons in the capacities as indicated on December 17, 2013.

Signature	Title

/s/ Mark E. Ellis Mark E. Ellis	President and Chief Executive Officer (Principal Executive Officer)

/s/ Kolja Rockov Kolja Rockov	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)